Exhibit (h)(2)(ii)

SCHEDULE A

Revised as of March 5, 2015

Portfolios

Portfolio Name	Expense Limit	Expense Limitation Expiration Date	Recoupment Period Expiration Date
AllianzGI Global Small-Cap Opportunities Portfolio	1.20%	3/31/16	11/30/19
AllianzGI U.S. Unconstrained Equity Portfolio	1.00%	3/31/16	11/30/19

[Signature page follows.]

Schedule A to Expense Limitation Agreement

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, as of the date first above written.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Managing Director

Signature Page to Schedule A of Expense Limitation Agreement